EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors Hollinger International Inc.:

      We consent to incorporation by reference in the registration statements Nos. 333-17111, 333-84868, 333-82356 and 333-75536 on Form S-3 and No. 33-88810 on Form S-8 of Hollinger International Inc. of our report dated February 21, 2002 relating to the consolidated balance sheets of Hollinger International Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Hollinger International Inc.

/s/ KPMG LLP

March 28, 2002
Chicago, Illinois